EXHIBIT 99.1


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Contacts:

Financial Community:                                 Media:
--------------------                                 ------
Alan H. Oshiki, Assistant Vice President             Brigid M. Smith, Assistant Vice President
and Assistant Treasurer                              Corporate Communications
(203) 614-5629                                       (203) 614-5042
aoshiki@czn.com                                      bsmith@czn.com
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                           CITIZENS UTILITIES REPORTS
                      SECOND QUARTER 1998 FINANCIAL RESULTS

                        Earnings per share increased 20%
                 Citizens Communications operating income up 62%
                    Citizens Public Services revenue grew 25%

Stamford,  Connecticut,  August 12, 1998 - Citizens Utilities (NYSE:  CZN,CZNPr)
----------------------------------------
announced today second quarter 1998 financial results. Robert J. DeSantis, Citizens chief financial officer, reported that revenues for the three months ended June 30, 1998 grew 11% to $366.3 million from the $329.6 million for the corresponding 1997 quarter, excluding 1997 special items.

         Net income for the second quarter 1998 increased 21% to $14.5 million from $12 million for the prior year quarter, excluding 1997 special items. Excluding the impact of Electric Lightwave losses, net income for the three months ended June 30, 1998 increased 49% to $25.3 million from $17.0 million for the second quarter 1997.

         Earnings per share for the second quarter 1998 increased 20% to 6 cents from 5 cents for the prior year quarter, excluding 1997 special items. Excluding the impact of Electric Lightwave losses, earnings per share for the quarter ended June 30, 1998 increased 43% to 10 cents from 7 cents for the prior year period.

         For the six months ended June 30, 1998, net income and earnings per share were $43.6 million and 17 cents, respectively, as compared to $42.6 million and 17 cents, respectively, for the prior year period excluding special items. Absent Electric Lightwave losses, net income for the six months ended June 30, 1998 increased 21% to $64.8 million from $53.5 million for the prior year period. Earnings per share for the six months ended June 30, 1998, absent Electric Lightwave losses, increased 19% to 25 cents from 21 cents for the prior year period.

         Mr. DeSantis stated that "Citizens Communications second quarter operating income of $39.6 million was up 62% over prior year and EBITDA margins have improved from 34% for the prior year quarter to 42% for the second quarter 1998."

         Commenting on Citizens Public Services, Mr. DeSantis noted that, "Revenues grew 25% over the prior year quarter to $141.8 million driven primarily by increases in gas revenues. Citizens Public Services second quarter operating income decreased slightly to $18 million continuing to reflect the impact of certain regulatory matters."

         Mr. DeSantis stated that, "Electric Lightwave's 51% revenue growth over prior year quarter was primarily due to increases in local dial tone services and enhanced services revenue. Electric Lightwave's owned and leased gross property, plant and equipment at quarter end totaled $504.6 million as compared to $309.0 million a year earlier."

         Citizens  Utilities  provides  Telecommunications  Services  and Public
Services including natural gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.8 million customers in 21 states. Citizens own 83% of Electric Lightwave, Inc., a leading full-service, facilities-based integrated communications services provider, and has a significant investment in Centennial Cellular Corp. (NASDAQ:CYCL), a cellular telephone company. Citizens announced on May 18, 1998 that it intends to separate its telecommunication businesses and public services businesses into two stand-alone, publicly traded companies.

This news release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10K and 10Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                                                 (table follows)
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
                                                         Citizens Utilities Company and Subsidiaries

                                                                 Consolidated Financial Data

                                                                         (unaudited)

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
                                                              For the quarter ended                     For the six months ended
                                                                    June 30,                                  June 30,
                                                        -----------------------------------     ------------------------------------
                                                                                      %                                         %
(Dollars in thousands, except per share data)              1998          1997       Change          1998           1997       Change
                                                           ----          ----       ------          ----           ----       ------
Income Statement Data

Revenues                                                $ 366,347     $ 329,624        11%      $ 770,210      $ 704,715         9%
Cost of services                                           80,695        74,557         8%        188,727        180,547         5%
Sales and marketing expenses                               10,553        14,859       -29%         19,602         30,684       -36%
Depreciation and amortization                              64,765        58,505        11%        128,362        115,520        11%
Other operating expenses                                  168,829       148,009        14%        335,736        281,439        19%
Operating income                                           41,505        33,694        23%         97,783         96,525         1%
Special items (1)                                               -      (191,090)                        -       (191,090)
Operating income including special items                   41,505      (157,396)      126%         97,783        (94,565)      203%
Investment and other income                                10,736        11,198        -4%         23,847         23,348         2%
Interest expense                                           28,589        26,940         6%         55,395         53,949         3%
Special items (1)                                               -        (6,230)                        -         (6,230)
Income taxes                                                7,638       (57,745)      113%         19,556        (41,909)      147%
Convertible preferred dividends                             1,552         1,552         0%          3,104          3,104         0%
Income excluding cumulative effect of change in
  accounting principle and special items (1)               14,462        11,989        21%         43,575         42,573         2%
Cumulative effect of change in accounting
  principle for ELI, net of tax                                 -             -                     2,334              -
Net income                                                 14,462      (123,175)      112%         41,241        (92,591)      145%
Net income excluding ELI                                   25,331        17,004        49%         64,785         53,489        21%



Per-Share Data (2)

Basic and diluted net income per share of common
 stock before cumulative effect of change in
 accounting principle and excluding special items (1)   $     .06     $     .05         20%      $     .17      $    .17          0%

Basic and diluted net income per share of
 common stock excluding special items (1)               $     .06     $     .05         20%      $     .16      $    .17         -6%

Basic net income per share of common stock
 excluding ELI and special items (1)                    $     .10     $     .07         43%      $     .25      $    .21         19%

Weighted average shares                                   255,768       256,691          0%        255,492       257,055         -1%





(1) In the  second  quarter  1997,  the  company  recorded  certain  charges to earnings totaling  approximately $197 million. The charges relate primarily to certain  assets  deemed no longer  recoverable,  the  effects of certain regulatory  commission orders and the  cutback of  certain  long  distance service operations.

(2) Adjusted for  subsequent  stock  dividends  and stock splits and used in the calculation of all per share data.

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